UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2007

Celsion Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-14242	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10220-L Old Columbia Road, Columbia, Maryland	21046-2364
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (410) 290-5390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.135-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

                On and effective December 10, 2007 the board of directors of the Company amended the Company’s Bylaws (the “Amended Bylaws”) in order to comply with recent rule changes of the American Stock Exchange (the “AMEX”) relating to Direct Registration System (“DRS”) eligibility.  A DRS permits a stockholder’s ownership of a listed company’s equity securities to be recorded and maintained on the books of the issuer or its transfer agent without the issuance of a stock certificate.  The new rule does not require an issuer to participate in the DRS; however, generally all AMEX listed equity securities must be eligible to participate in the DRS by January 2008.  To be eligible to participate in the DRS, an issuer must, among other things, have the power to issue stock without certificates.  The Bylaws of the Company, as amended May 24, 2004 (the “Former Bylaws”), required certificates to be delivered in connection with the issuance of shares of stock.  In order to make the Company’s stock DRS eligible in accordance with the AMEX rule, Article of VIII of the Amended Bylaws permits the issuance and transfer of shares without certificates, if authorized by the board of directors.  Article VIII of the Amended Bylaws further provides that, if a class or series of stock is authorized by the board of directors to be issued without certificates, no stockholder shall be entitled to a certificate or certificates representing any shares of such class or series of stock held by such stockholder unless otherwise determined by the board of directors and then only upon written request by such stockholder to the secretary of the Corporation.

                The Amended Bylaws also contain amendments that consolidate sections that deal specifically with the stock of the Company in Article VIII and move other general provisions located in Article VIII of the Former Bylaws into a new Article IX of the Amended Bylaws.

                The foregoing is a summary of changes effected by adoption of the Amended Bylaws, which is qualified in its entirety by reference to the Amended Bylaws filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item. 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
3.1	Bylaws of the Company, as amended December 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: December 14, 2007	By:	/s/ Paul B. Susie
Paul B. Susie Interim Chief Accounting Officer